Exhibit 107

Calculation of Filing Fee Table

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(Form Type)

New Horizon Aircraft Ltd.

(Exact Name of Registrant As Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Class A ordinary shares, no par value per share, each underlying the warrants (Primary Offering)(8)	457(g)	3,377,930	11.50	(3)	$38,846,195.00	0.00014760	$5,733.70
	Equity	Class A ordinary shares, no par value per share (Secondary Offering)(4)	457(c)	612,495	2.27	(9)	1,390,364.65	0.00014760	$205.22
Fees Previously Paid	Equity	Class A ordinary shares, no par value per share, each underlying the warrants (Primary Offering)(2)	457(g)	12,065,375	11.50	(3)	$138,751,812.50	0.00014760	$20,479.77
	Equity	Class A ordinary shares, no par value per share (Secondary Offering)(4)	457(c)	9,950,444	1.65	(5)	$16,418,232.60	0.00014760	$2,423.33

	Equity	Warrants to purchase Class A ordinary shares (Secondary Offering)(6)	457(i)	565,375	—		—	—	—	(7)
			Total Offering Amounts				$195,406,604.75		$28,842.02
			Total Fees Previously Paid						$22,903.10
			Total Fee Offsets						$—
			Net Fees Due						$5,938.92

(1)	Pursuant to Rule 416(a) promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)	Reflects up to 11,500,000 Class A ordinary shares issuable upon the exercise of 11,500,000 warrants (the “Public Warrants”) originally issued in the initial public offering of Pono Capital Three, Inc., a Cayman Islands exempted entity (“Pono”), and (ii) up to an aggregate of 565,375 Class A ordinary shares, no par value per share (“Common Shares”) issuable upon the exercise of 565,375 warrants (the “Private Warrants,” together with the Public Warrants, the “Warrants”) that made up a part of the private units originally issued in a private placement in connection with Pono’s initial public offering.

(3)	Reflects the Common Shares that may be issued upon exercise of the Warrants at an exercise price of $11.50 per Common Share.

(4)	Represents the resale of the selling shareholders named in this prospectus (including their permitted transferees, donees, pledgees and other successors-in-interest) (collectively, the “Selling Shareholders”) of up to an aggregate of 10,562,939 Common Shares, consisting of (i) 200,000 Common Shares issued in a private placement to the PIPE Investor pursuant to the terms of separate Subscription Agreements (as described in the prospectus forming part of the Registration Statement) in connection with the Business Combination (as described in the prospectus forming part of the Registration Statement) at $10.00 per share, (ii) an aggregate of 5,600,997 Common Shares issued to Mehana Capital, LLC (the “Sponsor”) and its affiliates, including 4,935,622 Common Shares originally issued as Class B ordinary shares in connection with the initial public offering of Pono for aggregate consideration of $25,000, or approximately $0.005 per share, 100,000 Incentive Shares (as described in the prospectus forming part of the Registration Statement) transferred to Sponsor in connection with the Business Combination at approximately $10.61 per share, and 565,327 Common Shares originally issued to Sponsor as part of the Placement Units (as described in the prospectus forming part of the Registration Statement) issued to Sponsor in connection with Pono’s initial public offering at $10.00 per unit, (iii) 103,500 Common Shares issued to EF Hutton LLC (“EF Hutton”), the underwriter in Pono’s initial public offering, in connection with Pono’s initial public offering, at $10.00 per share, (iv) 1,349,413 Common Shares issued to vendors in connection with the closing of the Business Combination, including an aggregate of 103,500 Common Shares issued at $10.00 per share to EF Hutton in partial satisfaction of deferred underwriting commissions payable upon Pono’s completion of its initial business combination, 265,734 Common Shares issued at a value of $1.63 per share to EF Hutton in partial satisfaction of deferred underwriting commissions payable upon Pono’s completion of its initial business combination, 40,179 shares issued to MZHCI, LLC at a value of $3.36 per share in satisfaction of fees earned in connection with the Business Combination, 400,000 Common Shares issued to Roth Capital Partners, LLC at a value of $2.50 per share in satisfaction of fees earned in connection with the Business Combination, 15,000 Common Shares issued to Benjamin Securities in satisfaction of fees owed to them for services provided in connection with the Business Combination at $5.00 per share, and 300,000 Common Shares issued at a value of $2.26 per share and 225,000 Common Shares issued at a value of $2.85 per share to Spartan Crest Capital Corp. as consideration for fees earned in connection with continuing consulting services, (v) an aggregate of 2,921,534 Common Shares, which were received as Exchange Consideration (as described in the prospectus forming part of the Registration Statement) in connection with the Business Combination by certain of the Company’s insiders at a price of approximately $10.61 per share, and (vi) an aggregate of 387,495 Common Shares issued at a value of $10.00 per share to Meteora pursuant to the Forward Purchase Agreement and FPA Funding Amount Subscription Agreement (as defined in the Registration Statement).

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, as amended, based on the average of the high and low reported trading prices of the Registrant’s Common Shares as reported on the Nasdaq Capital Market on February 7, 2024, such date being within five business days of the date that this Registration Statement was filed with the SEC.

(6)	Represents the resale of the selling warrant holders named in this prospectus (including their permitted transferees, donees, pledgees and other successors-in-interest) of up to an aggregate of 565,375 Private Warrants.

(7)	In accordance with Rule 457(i), the entire registration fee for the Private Warrants is allocated to the Common Shares underlying such warrants, and no separate fee is payable for the Private Warrants.

(8)	Represents up to an aggregate of 3,377,930 Common Shares issuable upon the exercise of 3,377,930 warrants issued to Meteora (as defined in the Registration Statement).

(9)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, as amended, based on the average of the high and low reported trading prices of the Registrant’s Common Shares as reported on the Nasdaq Capital Market on April 2, 2024, such date being within five business days of the date that this Registration Statement was filed with the SEC.